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Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shaman Pharmaceuticals, Inc.
South San Francisco, California

    We hereby consent to the incorporation by reference in Registration Nos. 333-36024 and 333-37360 made on Form S-3 of Shaman Pharmaceuticals, Inc. of our report dated April 4, 2001, relating to the consolidated financial statements and Schedule of Shaman Pharmaceuticals, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. Our report contains an explanatory paragraph regarding the Company's subsequent filing of Chapter 11 Bankruptcy petition on January 5, 2001 and imminent liquidation.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
San Francisco, California
April 13, 2001

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS